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                                                                    EXHIBIT 21.1


LIST OF SUBSIDIARIES OF THE REGISTRANT

Beauty.com, Inc., a Delaware corporation
Beauty.com Sales, Inc., a Delaware corporation
DS Pharmacy, Inc., a Delaware corporation
DSGC Idaho, Inc., an Idaho corporation
DS Distribution, Inc., a Delaware corporation
DS Non-Pharmaceutical Sales, Inc., a Delaware corporation